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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




DATE OF REPORT (Date of earliest event reported):           September 14, 2000



                       STEINWAY MUSICAL INSTRUMENTS, INC.
             (Exact name of registrant as specified in its charter)



         DELAWARE                   001-11911                 35-1910745
(State or other jurisdiction       (Commission              (IRS Employer
     of incorporation)             File Number)           Identification No.)



800 SOUTH STREET, SUITE 425
WALTHAM, MASSACHUSETTS                                           02453-1472
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code          (781) 894-9770

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.


          Effective September 15, 2000, Steinway Musical Instruments, Inc. ("SMI"), through its wholly-owned subsidiary, The Selmer Company, Inc. ("Selmer"), completed the acquisition of United Musical Instruments Holdings, Inc. ("UMI"), one of the largest manufacturers of band and orchestral instruments in the United States.

          Pursuant to the terms of the Stock Purchase Agreement dated as of July 20, 2000 between SMI and the seller, BIM Holding AG, the purchase price for all the outstanding capital stock of UMI consisted of (i) $26 million in cash paid at closing; plus (ii) an income payment to be calculated based on the net retained income of UMI for the year 2000. In addition, all of UMI's outstanding indebtedness, approximating $57 million, was repaid in connection with the financing arrangements described in Item 5 below.

          UMI manufactures and distributes a full line of band instruments under the brand names Armstrong, Artley, Benge, C.G. Conn and King, and orchestral string instruments under the brand name Scherl & Roth. Specific band products include piccolos, flutes, clarinets, saxophones, trumpets, cornets, French horns, trombones, tubas and sousaphones which are manufactured at UMI facilities in Eastlake, Ohio; Elkhart, Indiana; and Nogales, Arizona. Specific orchestral string products include violins, violas, cellos and double basses which are primarily imported from several European and Asian suppliers and finished at UMI's facility in Elkhart, Indiana. UMI also distributes over 2,000 accessory items, including many propriety items, from its Elkhart warehouse, including mouthpieces, oils and other lubricants, music stands, instrument stands, and instrument maintenance products. UMI employs over 700 people.


ITEM 5.   OTHER EVENTS.

          In order to finance the acquisition of UMI, SMI and certain of its subsidiaries amended and restated their existing credit agreement by entering into that certain Second Amended and Restated Credit Agreement dated as of September 14, 2000 (the "Amended Credit Agreement"), among Selmer, Steinway, Inc. ("Steinway") and United Musical Instruments USA, Inc., a wholly-owned subsidiary of UMI ("UMI-USA", and collectively with Selmer and Steinway, the "Borrowers"); certain wholly owned subsidiaries of the Borrowers (as may be amended from time to time), as guarantors; the several lenders from time to time parties thereto; and GMAC Commercial Credit LLC, as Administrative Agent.

          The Amended Credit Agreement provides for the funding for the UMI acquisition, as well as increases the amount of working capital loans available to be borrowed. In addition to the terms and provisions continued from the existing credit agreement, the Amended Credit Agreement: (a) added UMI-USA, as a borrower, (b) allows the Borrowers to borrow, repay and reborrow revolving loans up to the lesser of (i) $120,000,000 and (ii) the amount calculated pursuant to a specified formula that takes into account valuations of eligible accounts receivable and eligible inventory of Selmer, Steinway and UMI-USA, and (c) allows the Borrowers to borrow a term loan of up to $45,000,000. The principal of such term loan is repayable in equal monthly installments of $416,666 in years 1 though 5 and equal monthly installments of $555,555 in years 6 through 8 (and a final payment of $555,615 on September 14, 2008). The principal of the revolving loans is to be repaid upon maturity on September 14, 2008. Interest on the revolving loans and the term loans will be payable monthly at a rate equal to the monthly average 30-day Libor rate (as published in the Wall Street Journal) plus 1.75%. The maturity of the loans and the availability of the revolving loans may be extended with the agreement of the lenders for successive one-year

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periods. The obligations of the Borrowers under the Amended Credit Agreement will continue to be secured by inventory, accounts receivable, goods, equipment, real property and other assets.

          In order to comply with the terms of an indenture dated as of May 25, 1995, providing for the issuance by Selmer of 11% senior subordinated notes due 2005 (the "Indenture"), UMI and UMI-USA were required to become guarantors under the Indenture. UMI, UMI-USA and Firstar Bank of Minnesota, N.A., as successor trustee, entered into a Supplemental Indenture dated as of September 14, 2000.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (a)  Financial Statements of Businesses Acquired.

          The financial statements of UMI that are required to be filed pursuant to Article 3 of Regulation S-X are not currently available, but will be filed as an amendment to this Report (together with any additional required exhibits) as soon as practicable, but in no event later than sixty (60) days after the latest date on which this Report is required to be filed.

          (b)  PRO FORMA Financial Information.

          The PRO FORMA financial information required pursuant to Article 11 of Regulation S-X is not currently available, but will be filed as an amendment to this Report (together with any additional required exhibits) as soon as practicable, but in no event later than sixty
          (60) days after the latest date on which this Report is required to be filed.


          (c)  Exhibits

          Number    Description
          ------    -----------

          2.1 Stock Purchase Agreement dated as of July 20, 2000, by and among Steinway Musical Instruments, Inc. and BIM Holding AG with respect to all the capital stock of United Musical Instruments Holdings, Inc. (previously filed with the Securities and Exchange Commission as an exhibit to the registrant's Report on Form 8-K filed on July 27, 2000 and incorporated herein by reference)

          4.1 Second Amended and Restated Credit Agreement dated as of September 14, 2000, among The Selmer Company, Inc., Steinway, Inc. and United Musical Instruments USA, Inc., as borrowers; certain wholly owned subsidiaries of the borrowers (as may be amended from time to time), as guarantors; the several lenders from time to time parties thereto; and GMAC Commercial Credit LLC, as Administrative Agent.

          4.2 Supplemental Indenture dated as of September 14, 2000, by and among United Musical Instruments Holdings, Inc., United Musical Instruments USA, Inc. and Firstar Bank of Minnesota, N.A., as successor trustee.


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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              STEINWAY MUSICAL INSTRUMENTS, INC.



                              /s/ Dana D. Messina
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                              Dana D. Messina
                              Director, President and Chief Executive Officer



Date: September 29, 2000




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